Exhibit 4.12

Pico Sharing Agreement between PT Indosat Tbk (“Indosat”) and PT XL Axiata Tbk (“XL”) No. Indosat: 1971/AF0-AFAA/LGL/12 – No. XL: 0423-12-BSS-ISAT dated December 14, 2012.

The Parties:

1.	PT Indosat Tbk; and

2.	PT XL Axiata Tbk

Scope of the Agreement:

1.	Mutually utilize the parties’ respective indoor network equipment and capacity with the lease scheme, which consist of:

•	TRX : 2 units;

•	Combiner : 1 unit;

•	Transmission Capacity; and

•	BSC (Base Station Controller) /RNC (Radio Network Controller) Capacity.

2.	The Site Owner is responsible for obtaining and maintaining permits required to build the owner/multi-operator vendor.

3.	Equal sharing of payment obligation for any amount payable by the Site Owner to the multi operator vendor specifically to allow the Site Owner to use the multi operator vendor’s telecommunication indoor infrastructure;

4.	Each Pico Site has its own individual site lease term as stated in the Commercial Acceptance Certificate.

Lease Prices:

1.	Grading system charges:

•	1st grade : airport, premium shopping mall;

•	2nd grade : regular mall, convention center, four star hotel, hospital, department store, university; and

•	3rd grade : three star and below hotel, apartment building, school, office, entertainment center.

2.	Service Charges will be paid quarterly by the Capacity User to the Site Owner;

3.	Prices

•	Region 1 : Java and Bali

Price Cell Per Category and Number of Antenna (“Price Cell”)	Pico cell Site Grading
	Category 1: Airport, Premium Shopping Mall	Category 2: Mall, Convention Center, Hotel ≥4 star, Hospital, Department Store, University	Category 3: Hotel 3 star and below, Apartment Building, School, Office Building, Entertainment

<40	IDR 15,100,000	IDR 14,400,000	IDR 13,800,000

40-69	IDR 19,900,000	IDR 17,100,000	IDR 14,700,000

70-99	IDR 22,600,000	IDR 19,900,000	IDR 17,600,000

100-149	IDR 25,000,000	IDR 24,000,000	IDR 23,000,000

150-199	IDR 30,600,000	IDR 29,900,000	IDR 29,200,000

200-249	IDR 36,500,000	IDR 34,600,000	IDR 32,800,000

250-299	IDR 46,300,000	IDR 41,400,000	IDR 37,000,000

300-349	IDR 47,400,000	IDR 42,100,000	IDR 39,100,000

350-399	IDR 48,100,000	IDR 44,700,000	IDR 41,500,000

>400	IDR 50,800,000	IDR 48,000,000	IDR 45,400,000

•	Region 2 : Jabotabek (plus 10% of Java & Bali)

Price Cell Per Category and Number of Antenna (“Price Cell”)	Pico cell Site Grading
	Category 1: Airport, Premium Shopping Mall	Category 2: Mall, Convention Center, Hotel ≥4 star, Hospital, Department Store, University	Category 3: Hotel 3 star and below, Apartment Building, School, Office Building, Entertainment

<40	IDR 16,700,000	IDR 15,900,000	IDR 15,200,000

40-69	IDR 21,900,000	IDR 18,900,000	IDR 16,200,000

70-99	IDR 24,900,000	IDR 21,900,000	IDR 19,400,000

100-149	IDR 27,500,000	IDR 26,400,000	IDR 25,300,000

150-199	IDR 33,700,000	IDR 32,900,000	IDR 32,200,000

200-249	IDR 40,200,000	IDR 38,100,000	IDR 36,100,000

250-299	IDR 51,000,000	IDR 45,600,000	IDR 40,700,000

300-349	IDR 52,200,000	IDR 46,400,000	IDR 43,100,000

350-399	IDR 53,000,000	IDR 49,200,000	IDR 45,700,000

>400	IDR 55,900,000	IDR 52,800,000	IDR 50,000,000

•	Region 3 : Others (subtract 5% of Java & Bali)

Price Cell Per Category and Number of Antenna (“Price Cell”)	Pico cell Site Grading
	Category 1: Airport, Premium Shopping Mall	Category 2: Mall, Convention Center, Hotel ≥4 star, Hospital, Department Store, University	Category 3: Hotel 3 star and below, Apartment Building, School, Office Building, Entertainment

<40	IDR 14,400,000	IDR 13,700,000	IDR 13,100,000

40-69	IDR 18,900,000	IDR 16,300,000	IDR 14,000,000

70-99	IDR 21,500,000	IDR 18,900,000	IDR 16,700,000

100-149	IDR 23,800,000	IDR 22,800,000	IDR 21,800,000

150-199	IDR 29,100,000	IDR 28,400,000	IDR 27,700,000

200-249	IDR 34,700,000	IDR 32,900,000	IDR 31,100,000

250-299	IDR 44,000,000	IDR 39,300,000	IDR 35,100,000

300-349	IDR 45,000,000	IDR 40,000,000	IDR 37,100,000

350-399	IDR 45,700,000	IDR 42,500,000	IDR 39,400,000

>400	IDR 48,200,000	IDR 45,600,000	IDR 43,200,000

4.	Site Imbalance

•	If a Party (“Party A”) is providing more than 55% of the total number of Pico cell Sites within grading, then the other Party (“Party B”) shall pay a Site Imbalance charge to Party A.

•	Site Imbalance Charges are 20% of the normal charges.

Period of Agreement:

This Agreement will be in effect for five (5) years beginning in 2012. The agreement will be renewed automatically for a further period of five (5) years unless a Party issues a written notice to the other Party no less than six (6) months before the expiry of the Agreement.

Other Terms:

1.	This is a non-exclusive agreement;

2.	The total liability of a Party, whether in contract, tort (including negligence) or otherwise, under or in connection with this Agreement is limited to USD 2 million;

3.	If a Party undergoes a direct or indirect change in control or direct or indirect change in legal or beneficial ownership of more than 50% (whether by a single event or a series of events over the term of this Agreement), that Party will give written notification to the other Party within five (5) business days of the change in control or ownership. However, this change in control does not remove the other Party’s rights to terminate the Agreement.

Governing Law & Dispute Settlement:

1.	This Agreement is governed by the laws of the Republic of Indonesia;

2.	If a dispute arises, each Party must act in good faith in relation to the dispute to resolve it as quickly as possible. If the dispute is not resolved in good faith, a Party may give notice to the other Party, in which case the Parties must refer the dispute to be finally resolved by arbitration in Indonesia in accordance with the Rules of Badan Arbitrase Nasional Indonesia (BANI Rules) then in force. The BANI Rules shall be deemed to be incorporated by reference in this Clause.

Language:

1.	If requested in writing by a Party, the Parties will promptly cause this Agreement to be translated into the Bahasa Indonesia language and cause such Bahasa Indonesia version to be executed by the Parties only for compliance with Law No.24/2009 of Flag, Language, National Symbols and National Anthem and as a reference between the Parties.

2.	The existence of a Bahasa Indonesia version of this Agreement is not intended to, and does not, increase or multiply the rights or obligation of the Parties. Such rights and obligations shall be as specified in the English version only. In the event of any inconsistency or difference in understanding, meaning or interpretation between the English and Bahasa Indonesia language versions, the English language version shall prevail and the Indonesian language version shall be deemed to be automatically amended to conform with and be consistent with the English language version.

3.	Furthermore, each Party agrees it will not cite or invoke any law, including Law No. 24 of 2009, or any regulation issued thereto, or claim that the fact that this Agreement was executed in the English language only to (i) defend its non-performance or breach of its obligations under this Agreement or (ii) allege that this Agreement is against public policy or otherwise does not constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms.